                                  EXHIBIT 99.1

                    Union Planters Corporation Press Release
              dated April 20, 2000 announcing operating results for
                      the three months ended March 31, 2000

April 20, 2000

           UNION PLANTERS CORPORATION ANNOUNCES FIRST QUARTER EARNINGS
                   OF $101 MILLION, OR $.73 PER DILUTED SHARE

         Memphis, TN -- Union Planters Corporation (NYSE: UPC) announced today first quarter net earnings of $101.3 million, or $.73 per diluted share. This compares with last year's first quarter net earnings of $97.4 million, or $.67 per diluted share. Net earnings for the first quarter of 2000 represented returns on average assets and average common equity of 1.23% and 14.39%, respectively, which compares to 1.22% and 13.39%, respectively, for the same period in 1999.

         Cash operating earnings were $114.4 million for the first quarter of 2000 compared to $102.3 million for the same quarter last year. On a diluted per share basis, cash operating earnings for the first quarter were $.83 compared to $.71 for the first quarter of 1999, an increase of 17%. Cash operating earnings for the first quarter of 2000 represented returns on average assets and average common equity of 1.38% and 16.24%, respectively, compared to 1.28% and 14.07%, respectively, for the same period a year ago.

         Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer said, "We are pleased with the solid first quarter performance. As anticipated, the increase in interest rates during the quarter caused a decline in net interest income compared to the fourth quarter of 1999. However, this decline was offset by growth of our noninterest income and a reduction in both noninterest expenses and the loan loss provision. Our primary focus in 2000 is growing noninterest income and increasing loans and deposits. Efforts are ongoing to further reduce noninterest expenses.

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We are anticipating this improvement to continue during the remainder of this year."

         Net interest income increased 6% in the first quarter of 2000 to $314.8 million as compared to the first quarter of 1999. The net interest margin for the first quarter was 4.34% compared to 4.22% for the first quarter last year. The net interest margin was positively affected by the growth of average earning assets (primarily an 8% growth in loans) which was offset by higher funding costs. Compared to the fourth quarter of 1999, net interest income decreased 2%.

         The provision for losses on loans for the first quarter of 2000 was $17.3 million, or .32% of average loans. This compares to $16.3 million and $19.7 million, respectively, for the first and fourth quarters of 1999.

         At March 31, 2000 the allowance for losses on loans was $345.8 million, or 1.59% of loans and 261% of nonperforming loans. Nonperforming assets at March 31, 2000 were $172.4 million, or .79% of loans and foreclosed properties. This compares to $203.9 million, or 1.02% of loans and foreclosed properties at March 31, 1999, and $167.5 million, or .80% of loans and foreclosed properties, at December 31, 1999. Net charge-offs as a percentage of average loans were .26% for the first quarter of 2000, a decrease from .29% and .68%, respectively, for the first and fourth quarters of 1999.

         Noninterest income for the first quarter of 2000 was $127.6 million compared to $126.3 million for the same quarter in 1999. The first quarter of 1999 included net gains from the securitization and sale of FHA/VA loans, the sale of the remaining portion of the credit card portfolio, and branch and other asset sales aggregating $9.2 million. Excluding these items, noninterest income increased $10.1 million. The growth relates primarily to service charges on deposit accounts, ATM

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transaction fees, and bank card income (merchant servicing). Partially offsetting this growth was a decline in mortgage banking revenues. Noninterest income increased 4% over the fourth quarter of 1999.

         Noninterest expenses were $271.7 million for the first quarter of 2000, an increase of $13.5 million over the same period a year ago. Salaries and employee benefits expense, occupancy and equipment expense, and goodwill and other intangible amortization accounted for most of the increase. The increase in these categories was primarily related to the Indiana Branch Purchase in March 1999 and the Republic Banking Corporation of Florida acquisition in July 1999, both accounted for as purchases. Noninterest expenses for the first quarter decreased $5.4 million, or 2%, compared to the fourth quarter of 1999.

         Union Planters Corporation ended the quarter with total assets of $33.4 billion, total loans of $22.2 billion, and total deposits of $23.4 billion. Shareholders' equity was $2.7 billion and the shareholders' equity to total assets and leverage ratios were 8.09% and 6.48%, respectively.

         Management will recommend the regular quarterly dividend on Union Planters' common stock ($.50 per share) to the Board of Directors at their meeting on April 21, 2000.

         The Company completed the purchase of 7.1 million shares under the share repurchase plan announced by the Board of Directors in August 1999. On February 17, 2000, the Board of Directors authorized the purchase of an additional 7.1 million shares. To date, 665,000 shares have been purchased.

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 1,049 ATMs and 866 banking offices in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee, and Texas. Union Planters

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Corporation was the 27th largest bank holding company in the United States based on total assets at December 31, 1999. The Corporation's common stock is traded on the New York Stock Exchange under the symbol UPC and is included in the S & P 500 Index.

         This press release contains forward looking statements relating to management's expectations for the year 2000. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters' filings with the Securities and Exchange Commission, specifically "Risk Factors" in the 1999 Annual Report on Form 10-K and "Cautionary Statement Regarding Forward-Looking Information" in Union Planters' 1999 Annual Report to Shareholders.

                                      -o0o-

For additional information, including Supplemental Financial Information for the first quarter of 2000, visit Union Planters' web site at http://www.unionplanters.com or contact:

Financial Contact
Bobby L. Doxey
Senior Executive Vice President
and Chief Financial Officer
(901) 580-4565

Media Contact
Bill Andrews
Senior Vice President
(901) 580-2892

                     [Two Page Financial Attachment Follows]

                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                       2000            1999
----------------------------------------------------------------------------------------------
Income statement amounts
   Net interest income
     Actual                                                       $    314,750     $   295,697
     Taxable-equivalent basis                                          323,871         305,143
   Provision for losses on loans                                        17,303          16,279
   Noninterest income
     Investment securities gains                                            --              11
     Other                                                             127,569         126,243
   Noninterest expense                                                 271,705         258,239
   Earnings before income taxes                                        153,311         147,433
   Income taxes                                                         51,974          50,083
   NET EARNINGS                                                        101,337          97,350

   NET EARNINGS APPLICABLE TO COMMON SHARES                            100,925          96,892

   OPERATING EARNINGS (1)                                              101,029          91,696

   CASH OPERATING EARNINGS (2)                                         114,351         102,260
----------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
   Net earnings
           - basic                                                $        .74     $       .68
           - diluted                                                       .73             .67
   Operating earnings (1)
           - basic                                                         .74             .64
           - diluted                                                       .73             .63
   Cash operating earnings (2)
           - basic                                                         .83             .72
           - diluted                                                       .83             .71

   Cash dividends                                                          .50             .50
   Book value                                                            19.77           21.19

----------------------------------------------------------------------------------------------
BALANCES AT END OF PERIOD
   Loans, excluding FHA/VA government-insured/guaranteed loans    $ 21,730,479     $19,887,089
   Allowance for losses on loans                                       345,821         345,011
   Nonperforming assets
      Nonaccrual loans                                                 130,483         170,785
      Restructured loans                                                 1,811           4,195
      Foreclosed properties                                             40,098          28,960
   Loans 90 days past due                                               81,738          50,906
   FHA/VA government-insured/guaranteed loans                          479,255         617,854
      Nonaccrual                                                         5,767           8,369
      90 days past due                                                 216,185         329,742
   Available for sale investment securities
      Amortized cost                                                 7,572,300       8,721,121
      Fair value                                                     7,341,647       8,798,432
      Unrealized gain (loss), net of taxes                            (145,837)         47,463
   Total assets                                                     33,350,510      33,669,182
   Total deposits                                                   23,370,070      26,461,681
   Total shareholders' equity                                        2,698,580       3,043,909
   Total common equity                                               2,678,038       3,021,012
   Tier 1 capital                                                    2,093,134       2,476,642
----------------------------------------------------------------------------------------------

                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        THREE MONTHS ENDED
                                                             MARCH 31,
                                                       2000            1999
------------------------------------------------------------------------------
Average balances
   Loans, excluding FHA/VA government-insured/
      guaranteed loans                              $21,531,467    $19,764,932
   FHA/VA government-insured/guaranteed loans           499,234        688,883
   Investment securities                              7,645,215      8,447,535
   Earning assets                                    30,048,208     29,336,591
   Total assets                                      33,252,814     32,350,030
   Total deposits                                    23,286,293     25,287,719
   Interest-bearing liabilities                      25,781,245     24,427,846
   Demand deposits                                    4,027,414      4,303,509
   Shareholders' equity                               2,841,875      2,956,833
   Common equity                                      2,821,109      2,933,643

------------------------------------------------------------------------------
OTHER SUPPLEMENTAL INFORMATION
   Net earnings
       Return on average assets                            1.23%          1.22%
       Return on average common equity                    14.39          13.39
   Cash operating earnings (2)
       Return on average assets                            1.38           1.28
       Return on average common equity                    16.24          14.07
       Return on average tangible assets                   1.42           1.30
       Return on average tangible common equity           24.71          16.91
   Allowance for losses on loans to loans (3)              1.59           1.73
   Nonperforming loans to loans (3)                         .61            .88
   Nonperforming assets to loans and
       foreclosed properties (3)                            .79           1.02
   Net charge-offs of loans                         $    13,782    $    14,204
   Net charge-offs as a percentage of
      average loans (3)                                     .26%           .29%
   Common shares outstanding (end of
      period, in thousands)                             135,487        142,570
   Weighted average shares outstanding
      (in thousands)
         Basic                                          136,546        142,259
         Diluted                                        138,073        144,675
   Yield on earning assets (taxable-equivalent
      basis)                                               8.17%          7.80%
   Rate on interest-bearing liabilities                    4.47           4.30
   Interest rate spread (taxable-equivalent
       basis)                                              3.70           3.50
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                               4.34           4.22
   Shareholders' equity to total assets                    8.09           9.04
   Leverage ratio                                          6.48           7.83
------------------------------------------------------------------------------

(1) Earnings before other significant items, net of taxes
(2) Earnings before goodwill and other intangibles amortization, and other significant items, net of taxes
(3) Excludes FHA/VA government-insured/guaranteed loans.